                                                                                                                            EXHIBIT 4

Writer’s Direct Dial	EMMET, MARVIN & MARTIN, LLP COUNSELLORS AT LAW _____ 120 Broadway New York, New York 10271 _____ (212) 238-3000 (212) 653-1760 _____ Fax: (212) 238-3100 Fax: (212) 653-1730 http://www.emmetmarvin.com	177 MADISON AVENUE MORRISTOWN, NEW JERSEY 07960 (973) 538-5600 FAX: (973) 538-6448
1351 WASHINGTON BOULEVARD STAMFORD, CONNECTICUT 06902-4543 (203) 425-1400 FAX: (203) 425-1410

October 15, 2010

The Bank of New York Mellon,

  as Depositary

101 Barclay Street

New York, New York, 10286

Re:	American Depositary Shares for Ordinary Shares of Carso Infraestructura y Construcción S.A.B. de C.V.

Ladies and Gentlemen:

We refer to the registration statement to be filed on Form F-6 under the Securities Act of 1933 (the "Registration Statement") by the legal entity created by the agreement (the "Deposit Agreement") for issuance of American Depositary Shares ("ADSs"), which may be evidenced by American Depositary Receipts ("ADRs"), for ordinary shares of Carso Infraestructura y Construcción S.A.B. de C.V., for which you propose to act as Depositary.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the ADRs.

This opinion may be used by you as an exhibit to the Registration Statement.

Very truly yours,

/s/ EMMET, MARVIN & MARTIN, LLP

EMMET, MARVIN & MARTIN, LLP